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[LIFEPOINT LOGO]

                                                        CORPORATE HEADQUARTERS
                                                        1205 South Dupont Street
                                                        Ontario, CA 91761
                                                        Tel: 909-418-3000
                                                        Fax: 909-418-3003


April 19, 2004

Dear Stockholders and Friends of LifePoint:

   It gives me great pleasure to report that LifePoint has continued to make progress on the re-start plans we outlined in our letter to you in August 2003. We had previously completed our first major focus, the hiring of experienced personnel in all key vacant or new positions to help LifePoint achieve it goals. Our second goal, to successfully re-launch the IMPACT(R) Test System with an enhanced, updated product, has now also been completed. We are now focusing on the final goal, to implement a definitive, focused plan to facilitate rapid market acceptance of the product. Since our last letter on February 11, 2004, LifePoint has accomplished the following:

o Initiated shipping of product to new U.S. law enforcement and industrial customers and new international distributors that have been patiently waiting for the IMPACT Test System availability.

o Completed shipping the IMPACT Test System and disposables to all current U.S. law enforcement and industrial workplace customers so that they can again routinely use the product.

o Completed the initial shipments of the IMPACT Test System and disposables to international distributors so that they are now able to re-initiate sales & marketing efforts and re-start international studies.

o Obtained additional cash through warrant exercises from previous financings.

o Continued improvement of manufacturing capability for both instruments and disposables over the last three months.

o    Completed implementation of the MRP System.

o Completed first pilot lots of benzodiazepines to initiate field evaluations. This brings us to a total of 6 Saliva Test Modules with different combinations of drugs and alcohol.

SALES & MARKETING

   One main objective of the re-start plan was to implement a focused plan to facilitate rapid market acceptance of our product. In our November 18, 2003 letter, we forecasted that we would start shipping product during this quarter, and we are very pleased to report that we have indeed started to ship product. We have already completed shipping our enhanced IMPACT Test system to all current law enforcement and industrial workplace customers who are happy to be routinely using the product again. Additionally, we have also completed the initial shipments of product to our current international distributors; they are now able to re-initiate their sales and marketing efforts and to re-start the international studies in their respective countries. It will take a while longer for them all to receive the remainder of the initial stock orders. These warranty replacement shipments will not generate revenues since these customers and distributors have already paid for their product.

   After this initial effort to get our current customers back up and running, our revised business plan focuses on the two major markets that have large market demand and where we believe we can penetrate the market most quickly - the international law enforcement market and the U.S. industrial market.



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   Concurrently with getting our international distribution back on-line, we have initiated our efforts into our other significant sales opportunity, the industrial workplace. Since the market receptivity appears to be greatest in the industrial market, prior to focusing on the US law enforcement market we are focusing on the US industrial workplace. We have now started to implement our plans to establish industrial sites that will serve as sources for third-party publications and also be sites that provide geographically and market diverse customer referrals. With this base of referral sites, we plan to then be able to leverage those customers with a geographically focused market launch into employers with a small direct sales force. We already shipped product to four companies and expect to start the remainder of the initial target customers using the product during the next few months.

   Of major significance to our efforts in the industrial market, on April 13, 2004, the federal government finally published their revised draft guidelines for drug testing for federally regulated workers. These guidelines allow for saliva testing. LifePoint personnel worked with the Drug Testing Advisory Board to Substance Abuse and Mental Health Services Administration to help develop these standards several years ago. The implementation of these guidelines will now allow saliva-based drug testing for these workers and allows us to sell to the companies that employ safety-sensitive personnel such as pilots, bus drivers, train drivers, truck drivers, etc. This is a great sales opportunity for LifePoint's IMPACT Test System.

    Although we are not immediately focusing on the law enforcement market, we have plans to establish geographically diverse law enforcement sites, split between law enforcement and drug court sites. As in the industrial market, we expect that these sites will become the basis of customer referrals and third party publications when we finally initiate our launch into this market. We already have shipped product to five law enforcement agencies and three drug courts with the remaining target sites waiting for their shipments.

   The most important news to report is that the IMPACT Test System is working well and that the customers are enthusiastic about the product. Several customers have already unexpectedly brought us additional new potential customers because of their excitement about our product.

MANUFACTURING & PRODUCT SUPPORT

   Another major objective of our re-start plan was to successfully re-launch the IMPACT Test System with an enhanced, updated product, improved product reliability and manufacturability, and start to reduce manufacturing costs.

   After we were able to obtain parts and supplies for manufacturing during September, we re-initiated manufacturing in October and internal testing and validation of the product enhancements and cost-reduction improvements in November. We started field-testing at external sites in early December, and expanded the testing to additional sites, including customers at the end of December and January. We completed this process by initiating product shipments in February

   Now that we have started to ship product, our focus is on production scale-up. It will take us a little while to ramp up production to the previous levels we were at in January 2003. We have now reached the production capability of three to four instruments per week (12-16 per month) and approximately 600 STMs per week (2400 STMs per month). In January 2003, we were producing 1-2 instruments per day (25-35 instruments per month) and 5000 STMs per month. We anticipate that we will be somewhat product constrained for the next few months until we are able to reach the previous levels of production capability.

   We have completed the implementation of our new automated Manufacturing Resource Planning System, which is critical for our success in production scale-up. This software should reduce our working capital requirements, by improving our ordering patterns of raw materials and parts so that we can enhance our ability to meet market demand without incurring excess inventory. It should also give us more immediate and better visibility to the status of materials, work-in-progress, and final product inventory on a daily basis.

REGULATORY / QUALITY ASSURANCE

   As soon as we had internally validated our product enhancements in November 2003, we initiated the testing needed to provide our response to the FDA questions on our FDA 510(k) submissions. We completed those data submissions and responses in December 2003. In April, we received a letter from the FDA requesting that we provide additional information. We are in the process of providing the requested information and expect to have a response filed by the end of April.


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FINANCING

   Our March 31, 2004 unaudited cash position of over $3.6 million is above our internal plan and almost even with our December 31, 2003 cash position. We have been able to achieve this remarkable result due to several factors. First, our previously established inventory level of components necessary for the manufacturing of the product has not required any significant cash outlays for product. Secondly, we continue to operate on a very tight budget. Most importantly, warrant holders have exercised warrants to generate additional cash for the company. These warrants were already issued and do not further dilute current stockholders.

   With the re-launch of our enhanced product and a revised, focused business plan, LifePoint management looks forward to an exciting 2004. We remain very positive about the prospects, progress and future of LifePoint.

   We will continue to do our best to keep all of you apprised of what is happening at LifePoint through press releases, stockholder updates, conference presentations and our web site. Thank you again for your time.

Sincerely,



/s/ Linda H. Masterson
Chief Executive Officer and President